Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Longevity Biomedical Holdings Corp.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(2)	18,256,131	$0.0000333	(2)	$602.46	0.0001381	$0.09	—	—	—	—
Fees Previously Paid	—	—	—	—	—		$—	—	—	—	—	—	$—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		$—	—	—	—	—	—	$—
			Total Offering Amounts				$602.46	—	$0.09	—	—	—	—
			Total Fees Previously Paid				—	—	$15,889.09	—	—	—	—
			Total Fee Offsets				—	—	$—	—	—	—	—
			Net Fees Due				—	—	$0.00	—	—	—	—

(1)	Based on the maximum number of Common Stock, $0.0001 par value per share, of Longevity Biomedical Holdings Corp. (the “Registrant”) issuable upon the business combination (the “Business Combination”) involving the Registrant, FutureTech II Acquisition Co., Longevity Biomedical, Inc., and LBH Merger Sub, Inc., issuable as consideration in connection with the Business Combination Agreement to holders of ordinary shares of Roth CH Acquisition Co. and holders of common stock of Longevity Biomedical, Inc. with the terms of the Amended and Restated Agreement and Plan of Merger, dated August 5, 2025 (the “Business Combination Agreement”). The Registrant will change its name to “Longevity Biomedical Holdings, Inc.” in connection with the closing of the Business Combination. Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Registrant, is a private company, and no market exists for its securities. The Registrant has an accumulated capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of its ordinary shares being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.0001 and the maximum number of shares of the Registrant’s shares that may be exchanged in the merger, or 18,256,131 shares of the Registrant’s common stock (computed as of November 10, 2025, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of its ordinary shares issuable upon conversion of any securities convertible into or exercisable for shares).

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001381.